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                           SUBSIDIARIES OF THE COMPANY

Duff & Phelps Credit Rating Co. of Europe, an Illinois Corporation 100% wholly-owned by the Company

Duff & Phelps Credit Rating Co. of Asia, an Illinois Corporation
100% wholly-owned by the Company

Duff & Phelps Credit Rating Co. of Southeast Asia, a Singapore Corporation 100% wholly-owned by the Company

Duff & Phelps de Argentina Sociedad Calificadora de Riesgo S.A., an Argentine Company 100% wholly-owned by the Company

DCR Espana Duff & Phelps, Entidad Calificadora de Riesgos
55% owned by the Company